Exhibit 4.1

NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT. INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE.

Number Fluid Media Networks, Inc. Shares AUTHORIZED COMMON STOCK: 100,000,000 SHARES PAR VALUE: $.0001 SHARES CUSIP NO. xxxxxx xx xx

This Certifies that

Is The Record Holder Of
Shares of FLUID MEDIA NETWORKS, INC. Common Stock transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers. Dated: /s/ Michael D. Raeford, Jr. Secretary /s/ Justin Becket President